Exhibit 99.1

First Investors Reports First Quarter Earnings

          HOUSTON, Sept. 7 /PRNewswire-FirstCall/ -- First Investors Financial Services (OTC Bulletin Board: FIFS) has reported net income of $736,404 or $0.17 per share for the three months ended July 31, 2006 as compared to $924,864 or $0.21 per share for the three months ended July 31, 2005.  The decrease in net income is primarily attributable to lower net interest spreads associated with the increase in market interest rates and higher operating expenses associated with an increase in the average balance of receivables held for investment.  In addition, the Company experienced an increase in its provision expense due to an increase in the volume of receivables held for investment though its annualized net charge-off rate declined from 2.5% in the prior three month period to 2.2% in the current three month period.

          As of July 31, 2006, First Investors’ portfolio of receivables held for investment, net was $412.7 million compared to $377.4 million at April 30, 2006.  For the three months ended July 31, 2006, the Company reported $78.8 million in new loan originations compared to $80.0 million for the three months ended July 31, 2005.  Additionally the average outstanding balance for the portfolio of receivables held for investment increased 44% during the three months ended July 31, 2006 as compared to July 31, 2005.

          Net interest income for the three months ended July 31, 2006, increased 28.6% compared to the three months ended July 31, 2005.  The increase was primarily due to the increase in the average portfolio of receivables held for investment which was partially offset by a 90 basis point increase in the Company’s cost of funds.  Effective yields were flat for the three months ended July 31, 2006 compared to the three months ended July 31, 2005 at 12.7%. Net interest spread decreased from 8.3% for the three months ended July 31, 2005, to 7.4% for the three months ended July 31, 2006.  The increase in cost of funds is primarily related to increases in short term market interest rates.

          Total operating expenses as a percentage of managed receivables increased from an annualized 3.9% for the three months ended July 31, 2005 to an annualized 4.3% for the three months ended July 31, 2006, due to higher loan origination costs associated with the increasing origination volume.  The dollar delinquency rate declined from 0.60% to 0.30%, and the annualized charge-off rate decreased from 2.5% to 2.2% for the three months ended July 31, 2006 as compared to the three months ended July 31, 2005, reflecting lower default rates on repossessions and higher recoveries.

          Subsequent to quarter end, the Company recognized a $668,712 gain associated with a reduction in reserve for uncertain tax positions related to prior period tax returns which will positively impact net income for the second fiscal quarter ending October 31, 2006 and increase book value per share by $0.15 per share based upon the number of shares outstanding as of July 31, 2006.

          Tommy A. Moore, Jr., President and CEO, stated that, “We continue to be very pleased with our financial results, origination volume and the credit quality of our portfolio.  Our net interest spreads have been compressed recently due to the increase in market interest rates and it has been difficult to increase portfolio yields in a rising rate environment.  Despite this, our portfolio growth and low charge-off rates have allowed us to generate solid growth in net interest income after provision expense.  We expect to generate record origination volumes over the course of this fiscal year and continue to be pleased with our delinquency rates and overall credit quality.”

          First Investors is a specialized consumer finance company engaged in the purchase and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale of new and late-model used vehicles.  The Company is headquartered in Houston, Texas and operates in 28 states.

          The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements involve a number of risks and uncertainties.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

First Investors Financial Services Group, Inc.
Condensed Consolidated Statements of Operations and Selected Data
(Unaudited)
Dollars in thousands, except per share data

	For the Three Months Ended July 31

	2006	2005

Interest Income	$12,330	$8,498
Interest Expense	5,206	2,960
Net Interest Income	7,124	5,538
Provision for Credit Losses	2,518	1,651
Income after Provision for Credit Losses	4,606	3,887
Servicing Revenue	364	578
Other finance charges and fees	735	508
Insurance products	213	291
Income from investment	67	126
Other interest income	405	250
Other income	—	144
Unrealized Loss on Interest Rate Derivative Positions	—	(3)
Total other income	1,784	1,894
Total Costs and Expenses	5,168	4,324
Income before Provision for Income Taxes	1,222	1,457
Provision for Income Taxes	486	532
Net Income	$736	$925
Basic Net Income Per Common Share	$0.17	$0.21
Diluted Net Income Per Common Share	$0.15	$0.21
Other Operating Data
Average Principal Balance of Receivables
Held for Investment	$387,367	$268,242
Average Managed Receivables	484,174	449,239
Originations Volume	78,821	79,964
Effective Yield on Receivables
Held for Investment	12.7%	12.7%
Average Cost of Debt	5.3%	4.4%
Weighted Average Number of Shares Outstanding (in thousands)	4,457	4,412

Financial Position	July 31, 2006	April 30, 2006

Cash and Short-Term Investments	$2,835	$3,380
Restricted Cash	$32,264	25,538
Receivables Held for Investment, Net	412,694	377,399
Assets Held for Sale	924	960
Total Assets	460,974	419,288
Total Debt	425,627	382,618
Total Other Liabilities	6,341	8,549
Total Liabilities	431,968	391,167
Total Shareholders’ Equity	29,006	28,121
Shareholders’ Equity per Common Share	6.48	6.31

Credit Quality Data	As of or For the Three Months Ended July 31, 2006	As of or For the Three Months Ended July 31, 2005

Receivables Held for Investment:
30 + days past due
Number of Loans	0.5%	1.1%
$ Amount	0.3%	0.6%
Net Charge-offs as a% of average receivables	2.2%	2.5%
Net Charge-offs for the period ending	$2,155	$1,707

SOURCE  First Investors Financial Services Group, Inc.
          -0-                                                            09/07/2006
          /CONTACT:  Bennie H. Duck of First Investors Financial Services Group, Inc., +1-713-977-2600/
          (FIFS)